Exhibit 5.3

Hogan Lovells US LLP 1200 Seventeenth St., Suite 1500 Denver, CO 80202 T +1 303 899 7300 F +1 303 899 7333 www.hoganlovells.com

December 18, 2013

Board of Directors

Hanesbrands Inc.

1000 East Hanes Mill Road

Winston-Salem, NC 27105

Ladies and Gentlemen:

We are acting as special Colorado counsel to Hanesbrands Direct, LLC, a Colorado limited liability company (the “Colorado Guarantor”), in connection with the registration statement on Form S-3, as amended (the “Registration Statement”), filed by Hanesbrands Inc., a Maryland corporation (the “Issuer”), and its subsidiaries listed in the Registration Statement, including the Colorado Guarantor, with the Securities and Exchange Commission relating to the proposed public offering of an unlimited amount of guarantees by the Colorado Guarantor of debt securities (the “Colorado Guarantees”), all of which may be sold from time to time and on a delayed or continuous basis, as set forth in the prospectus which forms a part of the Registration Statement, and as to be set forth in one or more supplements to the prospectus. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

For purposes of this opinion letter, we have assumed that (i) the issuance, sale, amount and terms of the Colorado Guarantees to be offered from time to time will have been duly authorized and established by proper action of the board of managers of the Colorado Guarantor or a duly authorized committee of such board (“Board Action”) consistent with the procedures and terms described in the Registration Statement and in accordance with the Colorado Guarantor’s articles of organization and limited liability company agreement and applicable provisions of the Colorado Limited Liability Act, as amended (the “Colorado LLC Act”), in a manner that does not violate any law, government or court-imposed order or restriction or agreement or instrument then binding on

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the Colorado Guarantor or otherwise impair the legal or binding nature of the obligations represented by the applicable Colorado Guarantees; (ii) at the time of offer, issuance and sale of any Colorado Guarantees, the Registration Statement will have become effective under the Securities Act of 1933, as amended (the “Act”), and no stop order suspending its effectiveness will have been issued and remain in effect; (iii) any Colorado Guarantees will be issued pursuant to one or more supplements to that Indenture (as so supplemented, the “Indenture”), dated as of August 1, 2008, by and among the Issuer, the Colorado Guarantor, the other guarantors named therein, and Branch Banking and Trust Company, as trustee (the “Trustee”); (iv) the Indenture is qualified under the Trust Indenture Act of 1939, as amended; (v) if being sold by the Colorado Guarantor, the Colorado Guarantees will be delivered against payment of valid consideration therefor and in accordance with the terms of the applicable Board Action authorizing such sale and any applicable underwriting agreement or purchase agreement and as contemplated by the Registration Statement and/or the applicable prospectus supplement; and (vi) the Colorado Guarantor will remain a Colorado limited liability company.

To the extent that the obligations of the Colorado Guarantor with respect to the Colorado Guarantees may be dependent upon such matters, we assume for purposes of this opinion that each other party under the Indenture, namely, the Trustee, the Issuer, and the other guarantors, is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that such other party is duly qualified to engage in the activities contemplated by such Indenture, that the Indenture has been duly authorized, executed and delivered by each such other party and constitutes the legal, valid and binding obligation of each such other party enforceable against the other party in accordance with its terms; that each such other party is in compliance with respect to performance of its obligations under the Indenture, with all applicable laws and regulations; and that each such other party has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

This opinion letter is based as to matters of law solely on the applicable provisions of the Colorado LLC Act. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules, or regulations may have on the opinions expressed herein).

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a) The Colorado Guarantor is a limited liability company validly existing and in good standing as of December 18, 2013 under the laws of the State of Colorado.

(b) The Colorado Guarantor has the limited liability company power to execute, deliver and perform its obligations under the Indenture and any Colorado Guarantees.

(c) The execution, delivery and performance by the Colorado Guarantor of the Indenture and the Colorado Guarantee has been duly authorized by all necessary limited liability company action by the Colorado Guarantor, and the Indenture and any Colorado Guarantees have been duly executed and delivered on behalf of the Colorado Guarantor.

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This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement. King & Spalding LLP may rely on this opinion for the purpose of rendering its opinion to be filed as Exhibit 5.1 to the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.3 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP